May 17, 2013

John R. Koelmel
East Amherst, NY

Dear John:

The Board of Directors of First Niagara Financial Group, Inc. expresses its appreciation for your extraordinary contributions as President and Chief Executive Officer of the Corporation over the past six years. This letter memorializes our mutual agreement relating to the terms of your resignation as President and CEO and as a member of the Board of Directors of the Corporation, and sets forth the benefits you will receive under the Corporation's compensation and benefit plans. Your last day of employment with the Corporation was March 19, 2013 (the “Date of Termination”).
1.     Resignation
Effective as of the Date of Termination, you have resigned as an officer and director of the Corporation and as an officer and/or director of any of its affiliated companies. You confirm that your resignation as a director is not as a result of a disagreement that you have with the Corporation on any matter related to its operations, policies or practices.
Your resignation will be treated for purposes of the Plan as a termination by the Corporation other than for Cause (as defined in the Plan) and will be treated as a retirement for purposes of your outstanding equity-based awards and 2013 annual bonus.
2.     Benefits
In accordance with Section 1 of this letter, (1) the Corporation will, subject to your compliance with all the terms and conditions of the Plan, pay the amounts and provide the benefits you are entitled to receive on a termination by the Corporation other than for Cause under the Plan, (2) the Corporation will, subject to your compliance with Section 3 below, pay you a pro-rata portion of your 2013 target annual incentive award under the Executive Incentive Plan, and (3) all of your outstanding stock options, time-vested restricted stock and performance stock will vest and payout as set forth in Annex 1 to this letter. Each of the preceding benefits is detailed in Annex 1.
You were paid your accrued and unpaid base salary and any accrued and unused vacation pay through the Date of Termination. Any unreimbursed business expenses were reimbursed consistent with the terms of the Corporation's policy applicable to you while employed. You are entitled to all other amounts or benefits required to be paid or provided to you under the terms of the Corporation's welfare, retirement and other employee plans in accordance with the terms of such plans.
Subject to your compliance with Section 3 below, the Corporation will reimburse you $25,000 for legal fees and expenses incurred by you in connection with the review, negotiation and execution of this letter on or prior to the first payroll date immediately following execution and non-revocation of the Release.
You will be under no obligation to seek other employment, and there will be no offset against amounts due under or referenced in this letter, on account of any remuneration or benefits provided by any subsequent employment you may obtain.
The rights and obligations of you and the Corporation set forth in this letter are subject to your execution and non-revocation of the Release and the Corporation's execution of the Counter Release. In the event either party does not execute the Release or Counter Release, as applicable, or you revoke the Release, this letter will be deemed void ab initio.

3.     Non-disparagement
You agree not to make any disparaging comments concerning the Corporation or its affiliates (including, without limitation, any disparaging comments or statements relating to your time with the Corporation), orally or in writing, that could reasonably be expected to be detrimental to the business or financial prospects or reputation of the Corporation or any of its affiliates and you have not, since the Date of Termination, made any disparaging comments to the media concerning the Corporation or its affiliates; provided, however, that nothing contained in this letter will prevent or prohibit you from responding to an order, subpoena, other legal process or regulatory inquiry directed to you or from providing information to or making a filing with a governmental or regulatory body. You agree that upon learning of any order, subpoena or other legal process seeking information that would otherwise be prohibited from disclosure under this letter, you will promptly notify the Corporation, in writing, directed to the Corporation's General Counsel. In the event disclosure is so required, you agree not to oppose any action by the Corporation to seek or obtain a protective order or other appropriate remedy. The Corporation agrees that it will not make, and will instruct the members of its management committee, its directors and its spokespersons to refrain from making, any disparaging comments concerning you (including, without limitation, any disparaging comments or statements relating to your performance at the Corporation), orally or in writing, that could reasonably be expected to be detrimental to your business or financial prospects or reputation and the Corporation has not, since the Date of Termination, made, or authorized the making of, any disparaging comments to the media concerning you; provided, however, that nothing contained in this letter will prevent or prohibit the Corporation from responding to an order, subpoena, other legal process or regulatory inquiry directed to it or from providing information to or making a filing with a governmental or regulatory body. The Corporation agrees that upon learning of any order, subpoena or other legal process seeking information that would otherwise be prohibited from disclosure under this letter, it will promptly notify you in writing. In the event disclosure is so required, the Corporation agrees not to oppose any action by you to seek or obtain a protective order or other appropriate remedy.
A breach by you of this Section 3 will not, except as expressly set forth in Section 2 above, affect your right to any payments or benefits provided in this letter or Annex 1. For the avoidance of doubt, your right to receive the benefits you are entitled to receive on a termination by the Corporation other than for Cause under the Plan will remain subject to your compliance with all the terms and conditions of the Plan.
4.     General Provisions.
(a)    Defined Terms. As used in this letter, “Corporation” means First Niagara Financial Group, Inc.; “Plan” means the First Niagara Financial Group Amended and Restated CEO Executive Severance Plan, effective as of February 20, 2007; “Executive Incentive Plan” means the First Niagara Financial Group, Inc. Executive Annual Incentive Plan, effective as of April 25, 2012; “Release” means the General Release and Waiver attached as Annex 2 to this letter and “Counter Release” means the General Release and Waiver attached as Annex 3 to this letter.
(b)    Governing Law. This letter will be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to the principles of conflict of law. This letter, Annex 1 to this letter, the Release and the Counter Release constitute the entire agreement between you and the Corporation regarding the subject matter hereof and thereof and supersede any earlier agreement, written or oral, with respect thereto.
5.     Notices.
All notices, requests and other communications under this letter will be in writing (including facsimile or similar writing) to the applicable address (or to such other address as to which notice is given in accordance with this Section 5).

If to you:	John R. Koelmel
With copies to:	Terrence M. Connors, Esq. Connors & Vilardo, LLP 1000 Liberty Building Buffalo, New York 14202

Jeffrey P. Crandall, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017

If to the Corporation:	Kristy Berner, Esq. General Counsel First Niagara Financial Group, Inc. 726 Exchange Street Suite 618 Buffalo, New York 14210

With a copy to:	Marc Trevino, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004
Each such notice, request or other communication will be effective if delivered by registered or certified mail, or by a national courier service.
To indicate your agreement with the foregoing, please sign and return this letter, which will become a binding agreement on our receipt.

Very truly yours,

FIRST NIAGARA FINANCIAL GROUP, INC.
By:	/s/ Gary M. Crosby
Gary M. Crosby
Interim Chief Executive Officer

Accepted and Agreed:

By:	/s/ John R. Koelmel
John R. Koelmel

Date:	May 17, 2013

Annex 1

Governing Document	Payment or Benefit	Amount/Time Period	Payment Date

Plan, § 3.2(i)	Severance Payment	$2,865,000
Approximately $510,000 to be paid during the six (6) month period following the Date of Termination in accordance with the Corporation's normal payroll process beginning on the Corporation's first payroll date immediately following the Date of Termination, to the extent such payments may be made pursuant to an exclusion from Section 409A of the Internal Revenue Code.
The remainder of the severance payment to be paid in accordance with the Corporation's normal payroll process over the two (2) year period following the Date of Termination, beginning on the Corporation payroll date immediately following the end of the six (6) month period following the Date of Termination (with such first payment including all payments that would have been payable, but were not paid, during such six (6) month period if payments had not been limited by Section 409A of the Internal Revenue Code).

Plan, §3.2	Outplacement Reimbursement	Maximum of $10,000 during 12-month period following termination	To be paid in cash within 30 days of remittance to the Corporation of a receipt for outplacement services
Executive Incentive Plan, §5.5	Pro-Rata Annual Incentive Award	$204,083 (based on annual target of $955,000)	To be paid in cash on or prior to the first payroll date immediately following execution and non-revocation of the Release

Annex 1 (continued)

2002 Long-Term Incentive Stock Benefit Plan

Options
Grant Date	Shares Covered By Option	Exercise Price	Expiration Date	Post-Date of Termination Exercise Period
1/12/2004	30,000	$14.95	1/12/2014	until expiration
5/4/2004	13,700	$12.87	5/4/2014	until expiration
5/3/2005	35,200	$12.91	5/3/2015	until expiration
9/8/2006	21,800	$14.83	9/8/2016	until expiration
2/20/2007	100,000	$14.70	2/20/2017	until expiration
2/20/2007	46,500	$14.70	2/20/2017	until expiration
1/28/2008	125,067	$12.02	1/28/2018	until expiration
1/27/2009	89,109	$13.25	1/28/2019	5 years
1/25/2010	108,945	$14.44	1/25/2020	5 years
1/24/2011	116,091	$13.79	1/24/2021	5 years
3/30/2012	208,413	$9.84	3/30/2022	5 years

Performance Vested Restricted Stock
Grant Date	Unvested	Treatment
1/24/2011	29,557	Full vesting and payout at target, effective as of the Date of Termination, and delivered within 10 days following execution and non-revocation of the Release

2012 Equity Incentive Plan

Performance Vested Restricted Stock
Grant Date	Unvested	Treatment
4/27/2012	57,357	Full vesting and payout after applicable performance period, based on actual achievement of performance goals during the applicable performance period, as specified in applicable award agreement

For the avoidance of doubt, the parties agree and acknowledge that (i) all stock options became 100% vested as of the Date of Termination and will remain exercisable until the earlier of the option expiration date or 5 years from the Date of Termination; (ii) all restricted stock awards subject to time-vesting conditions were or became 100% vested as of the Date of Termination and have been delivered on or prior to the date hereof; and (iii) in the event of a Change in Control (as defined in the 2012 Equity Incentive Plan) that closes on or before December 31, 2014, the performance goals set forth in the performance stock granted on April 27, 2012 will be deemed satisfied.

Annex 2

GENERAL RELEASE AND WAIVER

GENERAL RELEASE AND WAIVER (this “Release”), by John R. Koelmel (“Executive”) in favor of First Niagara Financial Group, Inc. (the “Corporation” and together with the Corporation's affiliates and subsidiaries, the “Group”).
WHEREAS, Executive's employment with the Group was terminated, effective as of March 19, 2013 (the “Termination Date”).
NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:
1.     General Release and Waiver. Executive knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the members of the Group and each of their respective predecessors, successors or assigns, present and former directors, officers, employees, shareholders, investors, attorneys and agents and representatives, individually and in their official capacities (each, a “Released Party”), from any and all actions, causes of action, claims, allegations, rights, obligations, liabilities, or charges (collectively, “Claims”) that he (or his heirs, executors, administrators, successors and assigns) has or may have, whether known or unknown, by reason of any matter, cause or thing occurring at any time before and including the date hereof , including, without limitation, Claims for compensation or bonuses; breach of contract; tort; wrongful, abusive, unfair, constructive, or unlawful discharge or dismissal; impairment of economic opportunity defamation; age and national origin discrimination; sexual harassment; back pay; attorneys' fees; whistleblower claims; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; punitive or exemplary damages; violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974, as amended, the Older Workers Benefit Protection Act of 1990, the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, any applicable state or local discrimination or human rights law, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other matters related in any way to Executive's employment with the Group or the termination of that employment; provided, however, that this Section 1 shall not release (a) any Claim for breach of the letter agreement, dated May 17, 2013, between the Corporation and Executive and Annex 1 thereto (the “Letter Agreement”) or the Plan or the Counter Release (each as defined in the Letter Agreement), (b) Executive's rights as a stockholder of the Corporation, (c) any Claims that cannot be waived or released as a matter of law, or (d) any rights for indemnification or contribution under the Corporation's certificate of incorporation or by-laws or equivalent governing documents of the Corporation and its affiliates, the law of the State of Delaware, any indemnification agreement between Executive and the Corporation or any rights to insurance coverage under any directors' and officers' liability insurance or fiduciary insurance policy. It is the intention of the parties to make this Release as broad and as general as the law permits (subject to the preceding proviso).
2.     Additional Representations. Executive further represents and warrants that he has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party nor has he assigned, pledged, or hypothecated as of the date hereof his Claim to any person and no other person has an interest in the Claims that he is releasing.
3.     Acknowledgements by Executive. Executive acknowledges and agrees that he has read this Release in its entirety and that this Release is a general release of all known and unknown Claims, including, without limitation, to rights and Claims arising under ADEA. Executive further acknowledges and agrees that:
(a)    Executive may later discover facts different from or in addition to those which he knows or believes to be true now, and he agrees that, in such event, this Release shall nevertheless remain effective in all respects, notwithstanding such different or additional facts or the discovery of those facts;

(b)    Executive is executing this Release in exchange for consideration that he is not already entitled to receive;
(c)    Executive has been advised, and is being advised by the Release, to consider consulting with an attorney before executing this Release;
(d)    Executive has been advised, and is being advised by this Release, that he has twenty-one (21) days within which to consider this Release but that he can execute this Release at any time prior to the expiration of such 21-day period; and
(e)    Executive is aware that this Release shall become null and void if he revokes his agreement to this Release within seven (7) days following the date of execution of this Release. Executive may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) written notice of his revocation of this Release no later than 5:00 p.m. eastern time on the seventh (7th) full day following the date of execution of this Release to: Kristy Berner, General Counsel, First Niagara Financial Group, Inc., 726 Exchange Street, Suite 618, Buffalo, New York 14210. Executive agrees and acknowledges that a notice of revocation that is not received by such date and time will be invalid and will not revoke this Release.
4.     Additional Agreements. Executive agrees that should any person or entity file or cause to be filed any civil action, suit, arbitration, or other legal proceeding seeking equitable or monetary relief concerning any Claim released by Executive herein, Executive shall not seek or accept any personal relief from or as the result of such civil action, suit, arbitration, or other legal proceeding.
5.     Governing Law. To the extent not subject to federal law, this Release will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that state.
6.     Successors. This Release shall inure to the benefit of the Corporation and its successors and assigns.
7.     Captions; Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Release and shall not be used in construing it.
8.     Counterparts; Facsimile Signatures. This Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Release, delivered by either party by facsimile transmission shall be deemed to be an original signature thereto.
IN WITNESS WHEREOF, Executive has signed this Agreement on this 17th day of May, 2013.

/s/ John R. Koelmel
John R. Koelmel

Accepted and Agreed:

FIRST NIAGARA FINANCIAL GROUP, INC.

By:	/s/ Gary M. Crosby
Gary M. Crosby
Interim Chief Executive Officer

Annex 3

GENERAL RELEASE AND WAIVER

GENERAL RELEASE AND WAIVER (this “Release”), by First Niagara Financial Group, Inc. (the “Corporation” and together with the Corporation's affiliates and subsidiaries, the “Group”) in favor of John R. Koelmel (“Executive”).
WHEREAS, Executive's employment with the Group was terminated, effective as of March 19, 2013 (the “Termination Date”).
NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:
1.     General Release and Waiver. Group knowingly and voluntarily waives, terminates, cancels, releases and discharges forever Executive and his heirs, executors, administrators, successors and assigns (the “Released Parties”) from any and all actions, causes of action, claims, allegations, rights, obligations, liabilities, or charges (collectively, “Claims”) that the Group (and each of their respective predecessors, successors or assigns, present and former directors and officers in their capacities as such) has or may have, whether known or unknown, by reason of any matter, cause or thing occurring at any time before and including the date hereof, including, without limitation, any action for costs, interest or attorney's fees, which arise in whole or in part from Executive's employment or director relationship with the Group, from the ending of that relationship, and from any other conduct by or dealings of any kind between Executive and the Group; provided, however, that this Section 1 shall not release (a) any Claim for breach of the letter agreement, dated May 17, 2013, between the Corporation and Executive and Annex 1 thereto (the “Letter Agreement”) or of the Plan or the Release (each as defined in the Letter Agreement) or (b) any Claims arising out of an act of fraud, theft, embezzlement or criminal misconduct by Executive prior to the date hereof that becomes known to the Group after the date hereof or any Claims that cannot be waived or released as a matter of law. It is the intention of the parties to make this Release as broad and as general as the law permits (subject to the preceding proviso).
2.     Additional Representations. The Corporation further represents and warrants that the Group has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party nor has the Group assigned, pledged, or hypothecated as of the date hereof its Claim to any person and no other person has an interest in the Claims that he is releasing.
3.     Additional Agreements. The Group agrees that should any person or entity file or cause to be filed any civil action, suit, arbitration, or other legal proceeding seeking equitable or monetary relief concerning any Claim released by the Group herein, the Group shall not seek or accept any relief from or as the result of such civil action, suit, arbitration, or other legal proceeding.
4.     Governing Law. To the extent not subject to federal law, this Release will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that state.
5.     Successors. This Release shall inure to the benefit of Executive and his heirs, executors, administrators, successors and assigns.
6.     Captions; Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Release and shall not be used in construing it.
7.     Counterparts; Facsimile Signatures. This Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Release, delivered by either party by facsimile transmission shall be deemed to be an original signature thereto.
IN WITNESS WHEREOF, the Corporation has signed this Agreement on this 17th day of May, 2013.

FIRST NIAGARA FINANCIAL GROUP, INC.

By:	/s/ Gary M. Crosby
Gary M. Crosby
Interim Chief Executive Officer

Accepted and Agreed:

By:	/s/ John R. Koelmel
John R. Koelmel